Exhibit 4.3

MGP INGREDIENTS, INC.
NON-EMPLOYEE DIRECTORS’ RESTRICTED STOCK PLAN

Introduction

1.1 The Plan; Effective Date; Duration.  This MGP Ingredients, Inc. Non-Employee Directors’ Restricted Stock Plan (the “Plan”) shall be effective as of the date of the 2006 Annual Meeting of Stockholders, if approved by stockholders at such Annual Meeting.  No award shall be made under the Plan after October 31, 2016.  This Plan is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, as a plan which provides for the transfer of restricted property as described in Prop. Reg. § 1.409A-1(b)(6), and is to be construed in accordance with this intent.

1.2 Purpose.  The purpose of the Plan is to provide each non-employee member (“Director”) of the Board of Directors (the “Board”) of MGP Ingredients, Inc. (the “Company”) with awards (“Restricted Stock Awards”) of shares of common stock, no par value (“Stock”), of the Company, subject to the restrictions and other provisions of the Plan.  It is intended that the plan will (a) provide a means of compensating Directors that will help attract and retain qualified candidates to serve as Directors, and (b) permit Directors to increase their stock ownership and proprietary interest in the Company and their identification with the interests of the Company’s stockholders.

1.3 Shares of Stock Available Under the Plan.

(a)  Subject to the provisions of clause (c) below, the number of shares of Stock that may be delivered under the Plan during the term of the Plan is seventy-five (75,000).  If there is an insufficient number of shares available to deliver to all Directors on any date as of which an award is made, the available shares shall be delivered to Directors on such date pro-rata.

(b)  Shares of Stock awarded under the Plan (“Restricted Stock”) will be previously-issued shares of Stock reacquired by the Company, including shares purchased in the open market.

(c)  Appropriate and equitable adjustment shall be made in the number and kind of shares of Stock available under the Plan and covered by Restricted Stock Awards in the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split, reverse stock split, stock dividend, extraordinary dividend, liquidation, dissolution, or other similar corporate transaction or event affecting the Company. If any such adjustment would result in a fractional security being (i) available under this Plan, such fractional security shall be disregarded; or (ii) subject to an award under this Plan, the

Company shall pay the holder of such award an amount in cash determined by multiplying (x) the fraction of such security (rounded to the nearest hundredth) by (y)  the Fair Market Value thereof on the date of such adjustment. The decision of the Committee (as defined in Section 3.1) regarding such adjustment or substitution shall be final, binding and conclusive.

Restricted Stock Awards

2.1 Award Dates.

(a)  During the term of this Plan, commencing in 2006, each Director in office on the first business day following the date of each annual meeting of stockholders (“Annual Meeting”) shall be awarded shares of Restricted Stock with a Fair Market Value of $12,500, as determined on such first business day following the Annual Meeting, subject in all cases to the limits imposed in Section 1.3.

(b)  A Director who is elected or appointed to the Board on a date other than the date of an Annual Meeting shall be awarded shares of Restricted Stock as of the first business day following such date of election or appointment with a Fair Market Value of $12,500, as determined on such first business day following the date of election or appointment, subject in all cases to the limits imposed in Section 1.3

(c)  The “Fair Market Value” of a share of Restricted Stock on the date as of which fair market value is to be determined shall be: (a) if the Stock is reported on the NASDAQ Stock Market., the closing price of a share of  Stock as reported by NASDAQ as of the day on which the award was made; or (b) if the Stock is listed on another established securities exchange or exchanges, the highest reported closing price of a share of Stock on such exchange or exchanges as of day on which the award was made.  The Fair Market Value of the Restricted Stock, if not so reported or listed, and the Fair Market Value of any other property on the date as of which Fair Market Value is to be determined, shall mean the fair market value as determined by the Committee in its sole discretion, using a reasonable valuation method consistently applied as provided in Prop. Reg. § 1.409A-1(b)(5)(iv)(B).

2.2 Issuance of Stock.  As promptly as practical after the date as of which an award is made, the Company shall issue a certificate (“Certificate”), registered in the name of each Director receiving an award, representing the number of shares of Restricted Stock covered by the Director’s award.

2.3 Rights of Holders of Restricted Stock.  Upon issuance of a Certificate, the Director in whose name the Certificate is registered shall, subject to the provisions of the Plan, have all of the rights of a stockholder with respect to the shares of Restricted Stock represented by the Certificate, including the right to vote the shares and receive cash dividends and other cash distributions thereon.

2.4 Vesting Period.  The Restricted Stock shall be subject to the restrictions set forth in Sections 2.5 and 2.7 of the Plan. The Restricted Stock shall also be subject to a vesting period (the “Vesting Period”) commencing on the date as of which the Restricted Stock is awarded (the “Award Date”). The Restricted Stock becomes fully vested on the occurrence of one of the following events (the “Vesting Events”): (1) the third anniversary of the Award Date with respect to an award of Restricted Stock to a Director; (2) the death of the Director; or (3) a Change in Control, as defined below. Further, the Committee is authorized to accelerate vesting in any given case in the event of the following terminations of the Director’s Board service:

(a)  the retirement of the Director from the Board at the end of the Director’s term;

(b)  the termination of the Director’s service on the Board as a result of the Director’s not standing for reelection for the Board; or

(c)  the termination of the Director’s service on the Board because of the Director’s inability to perform substantially such Director’s duties and responsibilities as a Director of the Company due to a physical or mental condition, as determined in the discretion of the Committee.

As used herein the term “Change in Control” means:

(x)            The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding, for this purpose, the Company or its subsidiaries, any employee benefit plan of the Company or its subsidiaries, trustees of the MGP Ingredients, Inc. Voting Trust or of the Cray Family Trust, or any person who acquires Common or Preferred Stock from Cloud L. Cray, Jr. or from any trust controlled by or for the benefit of Cloud L. Cray, Jr. prior to or as a result of his death) of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of at least 30% of the then outstanding shares of common stock and 50% of the then outstanding shares of preferred stock, par value $10 per share,  or 30% of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(y)           Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(z)            Approval by the stockholders of the Company of a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own collectively as a group more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized,  merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

If any of the events enumerated in clauses (x) through (z) occur, the Committee shall determine the effective date of the Change in Control resulting therefrom for purposes of the Plan.

2.5 Forfeiture of Restricted Stock.  As of the date (“Resignation Date”) a Director resigns from the Board during the Director’s term, the Director shall forfeit to the Company all Restricted Stock awarded to the Director for which the Vesting Period has not ended as of or prior to the Resignation Date.

2.6 Release of Restricted Stock.  Restricted Stock shall be released to the Director, free and clear of all restrictions and other provisions of the Plan, on the first business day immediately following the last day of the Vesting Period with respect to such Restricted Stock.

2.7 Restrictions.  Restricted Stock shall be subject to the following restrictions during the Vesting Period:

(a)  The Restricted Stock shall be subject to forfeiture to the Company as provided in Section 2.5 of the Plan.

(b)  The Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, and neither the right to receive Restricted Stock nor any interest under the Plan may be assigned by a Director, and any attempted assignment shall be void.

(c)  Each Certificate representing shares of Restricted Stock shall be held by the Company and shall, at the option of the Company, bear an appropriate restrictive legend and be subject to appropriate “stop transfer” orders.  The Director shall deliver to the Company a stock power endorsed in blank to the Company to be used by the Company in the event the Restricted Stock is forfeited.

(d)  Any additional Stock or other securities or property (other than cash) that may be issued with respect to Restricted Stock as a result of any stock dividend, stock split, business combination or other event, shall be subject to the restrictions and other provisions of the Plan.

(e)  The issuance of any Restricted Stock award shall be subject to and contingent upon (i) completion of any registration or qualification of the Stock under any federal or state law or government rule or regulation that the Company, in its sole discretion, determines to be necessary or advisable; and (ii) the execution by the Director and delivery to the Company of (A) any agreement reasonably required by the Company, and (B) the stock power referred to in Section 2.7(c).

General Provisions.

3.1 Administration.  The Plan shall be administered by a committee (the “Committee”) that shall be the Human Resources and Compensation Committee of the Board.  The Committee shall have full power, discretion and authority to interpret and administer the Plan.  The Committee’s interpretations and actions shall be final, conclusive and binding upon all persons for all purposes.  No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect to any such action, determination or interpretation.

3.2 No Retention Rights.  Neither the establishment of the Plan nor the awarding of Restricted Stock to a Director shall be considered to give the Director the right to be retained on, or nominated for reelection to, the Board, or to any benefits or awards not specifically provided for by the Plan.

3.3 Interests Not Transferable.  Except as to withholding of any tax required under the laws of the United States or any state or locality, no benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind.  Any attempt to alienate, sell, transfer, assign, pledge, attach or otherwise encumber any such benefits whether currently or thereafter payable, shall be void.  No benefit shall, in any manner, be liable for or subject to the debts or liabilities of any person entitled to such benefits.  If any person shall attempt to, or shall alienate, sell, transfer, assign, pledge or otherwise encumber such person’s benefits under the Plan, or if by reason of such person’s bankruptcy or any other event, such benefits would devolve upon any other person or would not be enjoyed by the person entitled thereto under the Plan, then the Committee, in its discretion, may terminate the interest in any such benefits of the person entitled thereto under the Plan and hold or apply them to or for the benefit of such person entitled thereto under the Plan or such person’s spouse, children or other dependents, or any of them, in such manner as the Committee may deem proper.

3.4 Amendment and Termination.  The Board may at any time amend or terminate the Plan; provided that:

(a)  no amendment or termination shall, without the written consent of a Director, adversely affect the Director’s rights under outstanding awards of Restricted Stock; and

(b)  Stockholder approval of any amendment shall be required if stockholder approval is required under applicable law or the rules of any national securities exchange or automated quotation system on which are listed or quoted any of the Company’s equity securities.

3.5 Severability.  If all or any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of the Plan not declared to be unlawful or invalid.  Any Section or part thereof so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part thereof to the fullest extent possible while remaining lawful and valid.

3.6 Controlling Law.  The law of Kansas, except its law with respect to choice of law, shall be controlling in all matters relating to the Plan.